UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2012

Casella Waste Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23211	03-0338873
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

25 Greens Hill Lane Rutland, Vermont		05701
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (802) 775-0325

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Supplemental Indenture

On October 9, 2012, Casella Waste Systems, Inc. (the “Company”), the Guarantors (as defined below) and Wilmington Trust Company, as trustee (the “Trustee”), entered into a first supplemental indenture (the “Supplemental Indenture”) to the Indenture, dated as of July 9, 2009, by and among the Company, the guarantors named therein (the “Guarantors”) and the Trustee (the “2014 Indenture”), relating to the Company’s 11% Senior Second Lien Notes due 2014 (the “2014 Notes”). The Supplemental Indenture was entered into in connection with the Company’s previously announced tender offer and consent solicitation with respect to the 2014 Notes (the “Tender Offer”). The Supplemental Indenture amended the 2014 Indenture by eliminating substantially all of the restrictive covenants, certain events of default and related definitions. The amendments set forth in the Supplemental Indenture became effective when the Company purchased the validly tendered 2014 Notes pursuant to the Tender Offer on October 9, 2012, the initial settlement date of the Tender Offer.

The foregoing description of certain of the terms of the Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Supplemental Indenture, which is attached to this Current Report on Form 8-K as Exhibit 4.1 and is incorporated herein by reference.

Registration Rights Agreement

On October 9, 2012, the Company consummated its previously announced offering of $125 million aggregate principal amount of senior subordinated notes due 2019 (the “2019 Notes”), which were offered in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States under Regulation S under the Securities Act.

In connection with the closing of the issuance and sale of the 2019 Notes (the “Closing”), the Company entered into a Registration Rights Agreement, dated as of October 9, 2012, with the initial purchasers (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company has agreed to use commercially reasonable efforts to file a registration statement within 30 days after the Closing to enable noteholders to exchange the privately placed notes for publicly registered notes with substantially identical terms. The Company has also agreed to use commercially reasonable efforts to cause the registration statement to become effective under the Securities Act within 120 days after the Closing and to consummate the exchange offer within 150 days after the Closing. The Company has agreed to file a shelf registration statement for the resale of the 2019 Notes within 150 days after the Closing if it cannot complete an exchange offer and in certain other circumstances.

If the Company is unable to meet certain registration obligations under the Registration Rights Agreement, then additional interest will accrue on the principal amount of the 2019 Notes at a rate of 0.25% per annum for the first 90-day period immediately following such date and by an additional 0.25% per annum with respect to each subsequent 90-day period, up to a maximum additional rate of 1.00% per annum thereafter, until the exchange offer is completed, the shelf registration statement is declared effective or, if such shelf registration statement ceased to be effective, again becomes effective or until the second anniversary of the original issue date of the 2019 Notes, unless such period is extended, as described in the Registration Rights Agreement.

The foregoing description of certain of the terms of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01. Other Events.

Tender Offer

On October 9, 2012, the Company announced that, pursuant to the Tender Offer, it had received the requisite consents to amend the 2014 Indenture under the terms of the Tender Offer and had accepted for payment all 2014 Notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on October 5, 2012, the deadline for tendering 2014 Notes for the initial settlement of the Tender Offer. The 2014 Notes accepted for payment by the Company comprised $107,318,000 in aggregate principal amount, or approximately 59.6% of the $180,000,000 outstanding aggregate principal amount of the 2014 Notes. In addition, the Company announced that, under the terms of the 2014 Indenture, it had provided notice for the redemption on November 8, 2012 (the “Redemption Date”) of all of the 2014 Notes that remain outstanding on the Redemption Date at a redemption price of $1,055 per $1,000 in principal amount, plus accrued and unpaid interest.

The press release announcing the initial results of the Tender Offer is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

The Tender Offer will expire at 11:59 p.m., New York City time, on October 22, 2012 unless extended, and the Company expects the final settlement of the Tender Offer, if any, to occur promptly after the expiration of the Tender Offer.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASELLA WASTE SYSTEMS, INC.

Date: October 9, 2012	By:	/s/ Edwin D. Johnson

		Name:	Edwin D. Johnson
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	First Supplemental Indenture, dated as of October 9, 2012, by and among Casella Waste Systems, Inc., the Guarantors named therein and Wilmington Trust Company.

10.1	Registration Rights Agreement, dated as of October 9, 2012, by and among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Comerica Securities, Inc. and KeyBanc Capital Markets Inc.

99.1	Press release of Casella Waste Systems, Inc. dated October 9, 2012.